Exhibit 99.1

NEWS

For Release October 19, 2004 at 1:05 p.m. PST:

WJ Communications Announces Third Quarter Results

October 19, 2004 San Jose, CA – WJ Communications, Inc. (Nasdaq: WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCM), today announced results for its third quarter ended September 26th, 2004.  These are the first full quarter combined results following WJ Communications’ acquisition of the infrastructure business and associated assets of EiC Corporation effective June 18th, 2004.

Revenue for the third quarter of 2004 was up 29% to $8.9 million from $6.9 million in the same period of 2003.  Revenue from the Company’s RF IC semiconductor business continued to expand, increasing 60% from the same period last year and 18% sequentially to $8.4 million.

On a U.S. GAAP basis, the Company reported net income of $1.2 million for the third quarter of 2004 or $0.02 per diluted common share.  This compares to a $3.3 million net loss or $0.06 per common share for the third quarter of 2003.  The third quarter of 2004 includes a benefit of $3.6 million from the reversal of the remaining restructuring accrual related to the Company’s decision to outsource semiconductor manufacturing taken in the fourth quarter of 2002 as the Company now intends to use its internal wafer fabrication facility, and a tax benefit of $1.1 million from the revision of our estimated tax liability related to previous years’ tax audits.  On a non-GAAP basis, the Company’s net loss amounted to $2.3 million or $0.04 per common share, compared to the $3.0 million net loss or $0.05 per common share in the same period in 2003.  A complete reconciliation of non-GAAP adjustments is included as a schedule attached to this release.

The Company’s balance sheet remains very strong with cash and short term investments of $49.8 million.

“In the third quarter, we increased our semiconductor sales by 18% sequentially and made excellent progress in our RFID business,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ

401 River Oaks Parkway, San Jose, CA 95134	Phone: 800-WJ1-4401	Fax: 408-577-6621

Communications. “We are seeing strong interest in our newly introduced RFID reader cards and are very pleased with our initial volume production order for these products.  Our core wireless infrastructure business continues to grow.  However, during the third quarter we were affected by a number of factors including softness in China and the impact of wireless carrier consolidation on our major customers.  We believe these factors may negatively impact us over the short term but we also believe over the long term our wireless infrastructure business will continue to show strong growth and we are well positioned to capitalize on it.”

“Our tradition of innovation and new product development continued in the third quarter and we are pleased to announce a record number of design wins,” added Dr. Farese.  “Our ongoing development projects lead to the introduction of 6 new products, including new power amplifiers that increase our market opportunity in wireless infrastructure as well as products positioned to capitalize on growing markets such as CATV.”

Recent highlights include:

•      In September, the Company introduced two new RFID reader cards the MPR 6000 and the MPR 5000.  These products represent the industry’s first multi-protocol EPC Class 0/1 RFID Cards in a ultra-compact PCMCIA Type II package.  The MPR 5000 also includes an integrated antenna and is ideal for small and mid-sized businesses that are implementing RFID solutions.  Recently the Company announced the award of the first volume production order for these products valued at $500,000 to $1 million with shipments commencing in the fourth quarter of 2004.

•      During the quarter, the Company showcased its RFID products at multiple conferences including the EPC Global US Conference in Baltimore and the Frontline Solutions Conference and Exposition in Chicago.

•      On September 23rd, the Company announced that it had signed an agreement with Richardson Electronics to distribute its RFID Products.

•      On July 7th, the Company announced it had added a new product to its CATV mixer portfolio optimized for customers seeking a high-performance device designed to meet the demanding requirements for the DOCSIS 2.0 and Euro DOCSIS standards.

•      On August 19th, the Company announced that shipments of its industry leading AH1 amplifiers had surpassed 10 million units.

•      WJ Communications had a record 68 new design wins in the quarter with key OEMs such as Ericsson, Andrew, Nortel and Samsung.

•      WJ Communications ended the third quarter with total backlog of $4.9 million which is a $200,000 sequential improvement and a recent record level for the Company.

•      WJ Communications introduced its first 12V InGaP PA module, the ECM-168. This product is especially suited for Asian PAS/PHS applications.

•      Revenue for the third quarter 2004 for the products related to the EiC acquisition totaled $1.8 million.

•      On July 27th, the Company announced that its Board of Directors had authorized the repurchase of up to $2 million of the Company’s common stock.

“We were very pleased with the results of our assimilation of the EiC acquisition” added Rainer Growitz, Vice President, Finance and Interim CFO of WJ Communications.  “Our non-GAAP operating expenses only showed a $102,000 sequential increase which was lower than we expected.  Our third quarter non-GAAP gross margins of 53.0% were down slightly from the previous quarter due primarily to product mix and lower than expected sales. We expect that margins will stay close to the 55% target in future quarters plus or minus a couple of points.”

“Looking forward, we are confident about our growth prospects.  We are well positioned with our design wins for the deployment of 3G systems and we are very optimistic regarding our RFID business near-term, however the temporary weakness in wireless infrastructure markets may continue and visibility has been reduced.  Also, as previously discussed, we expect no significant contribution from our legacy products” said Dr. Farese.  “These factors cause forecasting to be more difficult, leading us to give a revenue guidance range at this time of $8.0 to $9.0 million for the fourth quarter of 2004.  We anticipate that the fourth quarter revenue total will be primarily composed of sales of our semiconductor products.  Given the more limited visibility, we are currently not expecting the Company to turn EBITDA positive in the fourth quarter but we are confident that we will continue to make progress toward reaching this goal.”

Use of Non-GAAP Financial Information

The non-GAAP information presented is based upon our unaudited consolidated statements of operations for the periods shown, with certain adjustments. This presentation is not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP) and may not be consistent with the presentation used by other companies. However, WJ believes non-GAAP reporting provides meaningful insight into the Company’s on-going economic performance and therefore uses non-GAAP reporting internally as meaningful data in evaluating and managing our operations. WJ has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges and infrequent or unusual events.

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call 408/577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to an RF semiconductor company and in the long term, the Company’s ability to utilize its cash effectively, the Company’s ability to successfully integrate acquired operations, the Company’s ability to achieve performance targets including the ability to maintain or improve gross margins, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the ability to convert design wins into profitable business, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

# # #

WJ Communications:		Investor Relations Contacts:

Mike Farese	or	Chris Danne, Rakesh Mehta
Chief Executive Officer		The blueshirt group for WJ Communications
408-577-6200		415-217-7722
www.wj.com		chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003

Sales
Semiconductor	$8,379	$5,223	$22,122	$14,236
Other (1)	550	1,680	2,293	5,842
Total sales	8,929	6,903	24,415	20,078

Cost of goods sold	4,517	3,920	10,995	12,273

Gross profit	4,412	2,983	13,420	7,805

Research & development	4,308	4,200	12,450	12,949

Selling & administrative	3,512	2,198	9,286	7,597

Acquired in-process research & development	—	—	8,500	—

Amortization of deferred stock compensation	76	27	222	97

Recapitalization merger	—	2	—	773

Restructuring	(3,416)	—	(3,845)	(21)

Loss from operations	(68)	(3,444)	(13,193)	(13,590)

Interest income, net	147	144	414	507

Other income (expense), net	—	(4)	—	1,090

Income (loss) before income taxes	79	(3,304)	(12,779)	(11,993)

Income tax benefit	(1,133)	—	(7,674)	(647)

Net income (loss)	$1,212	$(3,304)	$(5,105)	$(11,346)

Basic net income (loss) per share	$0.02	$(0.06)	$(0.08)	$(0.20)

Diluted net income (loss) per share	$0.02	$(0.06)	$(0.08)	$(0.20)

Basic weighted average shares	60,908	56,698	60,195	56,526

Diluted weighted average shares	65,913	56,698	60,195	56,526

(1)           Other sales include sales of our wireless and fiber optic products.

WJ Communications Inc. and Subsidiaries

Unaudited Non-GAAP Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003

Sales
Semiconductor	$8,379	$5,223	$22,122	$14,236
Other (1)	550	1,680	2,293	5,842
Total sales	8,929	6,903	24,415	20,078

Cost of goods sold	4,200	3,716	10,977	11,697

Gross profit	4,729	3,187	13,438	8,381

Research & development	4,307	4,200	12,450	12,949

Selling & administrative	2,912	2,156	8,771	7,311

Non-GAAP loss from operations	(2,490)	(3,169)	(7,783)	(11,879)

Interest income, net	147	144	414	507

Other income, net	—	8	—	19

Non-GAAP loss before income taxes	(2,343)	(3,017)	(7,369)	(11,353)

Non-GAAP income tax benefit	—	—	—	—

Non-GAAP net loss	$(2,343)	$(3,017)	$(7,369)	$(11,353)

Non-GAAP basic and diluted net loss per share	$(0.04)	$(0.05)	$(0.12)	$(0.20)

Basic and diluted weighted average shares	60,908	56,698	60,195	56,526

(1)         Other sales include sales of our wireless and fiber optic products.

WJ Communications Inc. and Subsidiaries

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003

Net income (loss) in accordance with GAAP	$1,212	$(3,304)	$(5,105)	$(11,346)

Non-GAAP additions (subtractions):

Amortization of deferred stock compensation (Note 1)	76	27	222	97

Severance related cost (Note 2)	611	97	522	350

Fab depreciation adjustment (Note 3)	—	149	(319)	512

Acquired in-process research and development (Note 4)	—	—	8,500	—

Inventory step-up (Note 5)	307	—	330	—

Restructuring (Note 6)	(3,416)	—	(3,845)	(21)

Recapitalization merger (Note 7)	—	2	—	773

Gain on sale of Thin Film product line (Note 8)	—	12	—	(1,071)

Tax benefit resulting from the revised estimated liability related to our I.R.S. audit (Note 9)	(1,133)	—	(7,674)	—

Income tax refund (Note 10)	—	—	—	(647)

Non-GAAP net loss	$(2,343)	$(3,017)	$(7,369)	$(11,353)

Non-GAAP basic and diluted net loss per share	$(0.04)	$(0.05)	$(0.12)	$(0.20)

Basic and diluted weighted average shares	60,908	56,698	60,195	56,526

Note 1:     We have recorded deferred stock compensation representing the differential between the fair value of our common stock at the date of grant and the exercise price for employee stock options or restricted stock. We are amortizing this amount using the straight line method over the vesting period of the options and stock granted.

Note 2:     Severance agreements related to terminated employees.  Of the total amount shown in the three and nine months ended September 26, 2004, $594K represents a non-cash charge resulting from the modification of option agreements (extension of the option exercise period).

Note 3:     In December 2002 we decided to completely outsource our internal wafer fabrication.  This decision resulted in the acceleration of the depreciation of our fab equipment and leasehold improvements.  The non-GAAP adjustments reflect the incremental depreciation that we recorded as a result of this decision, adjusted for changes in the expected period of use of the assets.

Note 4:     During the nine months ended September 26, 2004, we acquired the wireless infrastructure business and associated assets from privately-held EiC Corporation, a California corporation and EiC Enterprises Limited.  A portion of the purchase price, $8.5 million, was allocated to in-process research and development.

Note 5:     As part of the EiC acquisition, we allocated approximately $2.0 million of the purchase price to the acquired inventory of EiC based on its estimated fair value at the date of acquisition.  The difference between the fair value and the carrying value of the inventory (“inventory step-up”) is expected to impact cost of sales over the following four quarters as the inventory is sold.

Note 6:     During the quarter ended September 26, 2004, we decided to not close our internal wafer fabrication facility (“fab”) as we believe that integrating the newly acquired fab with our pre-existing fab will offer the Company certain benefits over outsourcing the pre-existing fab.  As such, we reversed approximately $3.6 million of our lease loss accrual which was recorded in the three and nine months ended September 26, 2004.  Also during the quarter ended September 26, 2004, we revised our lease loss assumptions for our other facilities based on reductions in sublease occupancy rates and current facility costs.  As such we accrued approximately $161K of additional lease loss which was recorded in the three and nine months ended September 26, 2004.  In addition, during the nine months ended September 26, 2004, we delayed the closure of our internal wafer fabrication facility for a minimum of three months to assess the integration of the acquisition into our existing operations which resulted in an approximate $430,000 reduction in our lease loss accrual.  During the nine months ended September 28, 2003, it was determined that one of the employees slated to be terminated, and accrued as part of our restructuring charge during the quarter ended September 29, 2002, would instead be retained for another position.

Note 7:     During the nine months ended September 28, 2003, recapitalization merger expense is a non-recurring expenditure comprised of expenses incurred by the special committee to our Board of Directors to review the proposal from an affiliate, Fox Paine & Company LLC, to acquire all of the shares of our common stock held by unaffiliated stockholders for $1.10 per share in cash. These expenses include legal and financial consulting fees as well as compensation to the members of the special committee. On March 27, 2003, Fox Paine withdrew its acquisition proposal.

Note 8:     During the nine months ended September 28, 2003, we recorded a gain of approximately $1.1 million related to the sale of our Thin-Film product line to M/A COM, a unit of Tyco Electronics.  The sale included equipment, inventory, intellectual property, training and services for which we received total proceeds of approximately $1.8 million.

Note 9:     During the quarter ended September 26, 2004, we recorded a tax benefit of $1.1 million resulting from a revision of our estimated tax liability due to our receipt of the final assessment from the Internal Revenue Service related to the audit of the Company’s 1996 through 2000 tax returns.  The tax benefit for the nine months ended September 26, 2004 of $7.7 million also included a tax benefit of $6.5 million resulting from the first quarter 2004 revision of our estimated tax liability based on the audit of the Company’s 1996 through 2000 tax returns.

Note 10:   During the nine months ended September 28, 2003, we recorded a tax benefit of $647,000 related to an income tax refund of $480,000 from the State of Maryland, as the result of amending our 1999 state tax return, and an adjustment to our deferred tax asset of $167,000 for additional federal income tax refund determined after finalizing our 2002 carryback claim.

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 26, 2004 (1)	December 31, 2003 (2)
ASSETS

Cash and cash equivalents	$27,516	$10,900

Short-term investments	22,271	49,232

Accounts receivable, net	5,690	4,559

Inventory	4,797	2,420

Other current assets	2,123	1,983

Total current assets	62,397	69,094

Property, plant and equipment	9,886	10,504

Goodwill	1,811	—

Other assets	400	222

Total assets	$74,494	$79,820

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,303	$10,346

Long-term obligations	19,144	33,235

Stockholders’ equity	45,047	36,239

Total liabilities and stockholders’ equity	$74,494	$79,820

(1)   Unaudited

(2)   Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2003.